Exhibit 99.1

ELKHART, INDIANA — JANUARY 9, 2008

SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF

Sales for Skyline’s fiscal 2009 second quarter were $47,210,000 compared to $77,198,000 for the second quarter of fiscal 2008. For the first six months of fiscal 2009, sales were $109,807,000 versus $173,592,000 for fiscal 2008.

Skyline Corporation reported a net loss for the second quarter of its fiscal 2009 year of $4,098,000 compared to a net loss of $1,886,000 for the second quarter of fiscal 2008. On a per share basis, net loss for the quarter which ended November 30, 2008 was $ .49 versus a net loss of $.22 for a year ago.

For the first half of fiscal 2009, net loss was $8,244,000 compared to a net loss of $1,177,000 for a year ago. Net loss per share for the first half of fiscal 2009 was $ .98 versus a net loss per share of $ .14 for the first half of fiscal 2008.

For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2009 were $38,310,000 compared to $58,383,000 for the second quarter of fiscal 2008. For the first six months of fiscal 2009, sales by the manufactured housing group were $83,568,000 versus the $130,711,000 recorded for the first six months of fiscal 2008.

For the recreational vehicle (RV) group, sales amounted to $8,900,000 for fiscal 2009’s second quarter compared to $18,815,000 for the second quarter of fiscal 2008. For the first six months of fiscal 2009, sales by the RV group were $26,239,000 versus $42,881,000 for the same period a year ago.

As Skyline begins its third quarter, historically the slowest period in its fiscal year, the corporation continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.

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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Sales	$47,210	$77,198	$109,807	$173,592

(Loss) before income taxes	(6,626)	(2,766)	(13,097)	(1,667)
(Benefit) for income taxes	(2,528)	(880)	(4,853)	(490)

Net (loss)	$(4,098)	$(1,886)	$(8,244)	$(1,177)

Basic loss per share	$(.49)	$(.22)	$(.98)	$(.14)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	November 30, (Unaudited)
	2008	2007
ASSETS

Cash and temporary cash investments	$103,409	$124,054
Accounts receivable	8,351	13,995
Inventories	9,800	10,978
Other current assets	18,454	11,783

Total Current Assets	140,014	160,810

Property, Plant and Equipment, net	31,862	35,508

Other Assets	10,466	10,365

Total Assets	$182,342	$206,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$1,744	$2,397
Accrued liabilities	16,731	20,716

Total Current Liabilities	18,475	23,113

Other Deferred Liabilities	8,914	9,952

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	215,457	234,122
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	154,953	173,618

Total Liabilities and Shareholders’ Equity	$182,342	$206,683